[CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT]

Exhibit 10.1

(1)	DERMAL DIAGNOSTICS LIMITED
(2)	DALLAS BURSTON PHARMA (JERSEY) LIMITED

LICENCE, SUPPLY AND DISTRIBUTION AGREEMENT FINAL

LONDON ◆ MILTON KEYNES

CONTENTS

1	DEFINITIONS	1
2	INTERPRETATION	3
3	APPOINTMENT	3
4	SUPPLY OF PRODUCTS, FORECASTING & ORDERS	5
5	DBJ'S UNDERTAKINGS	6
6	SPECIFICATIONS AND REGULATORY MATTERS	7
7	TITLE, RISK, SHIPMENT, DELIVERY AND ACCEPTANCE	8
8	PRICES & PAYMENT	10
9	LIMITATION OF LIABILITY	11
10	FREEDOM TO CONTRACT	12
11	PRODUCT LIABILITY AND INSURANCE	12
12	CONFIDENTIALITY	13
13	FORCE MAJEURE	13
14	DURATION	14
15	TERMINATION AND RIGHTS UPON TERMINATION	15
16	NOTICES	16
17	ASSIGNMENT AND OTHER DEALINGS	16
18	MODIFICATION AND WAIVER	16
19	SEVERABILITY	17
20	ENTIRE AGREEMENT	17
21	APPLICABLE LAW & VENUE	17
22	ANTI-BRIBERY COMPLIANCE	18
23	ADDITIONAL GENERAL TERMS	18
24	EXPERT	18
	SCHEDULE 1 THE PRODUCTS	20
	SCHEDULE 2 TERRITORY	21
	SCHEDULE 3 THE PATENTS	22
	SCHEDULE 4 PRICES	23

THIS AGREEMENT IS MADE THE        26th              DAY OF     NOVEMBER   ,  2015
THE PARTIES
(1)	DERMAL DIAGNOSTICS LIMITED incorporated and registered in England and Wales with company number 06795555 whose registered office is at ATIC Building, Holywell Park, Ashby Road, Loughborough, Leicestershire, LE11 3QF, England ("Dermal"); and
(2)	DALLAS BURSTON PHARMA (JERSEY) LIMITED incorporated and registered in Jersey with company number 115335 whose registered office is at Lande a Geon, Le Vieux Beaumont, St Peter, Jersey JE3 7EA ("DBJ").
PURPOSE
(A)	Dermal is engaged in the development, production and licensing of intellectual property rights regarding pharmaceutical products and medical devices, in particular the Products (as defined below). Dermal is also engaged in the manufacture of the Products.
(B)	Pursuant to the original agreement between Dermal and DBJ, for the Exclusive Right to Market and Promote the Product, agreement dated 31st March 2014, but not in any way connected to or capable of impacting upon any sum(s) paid by DBJ to Dermal pursuant to such agreement (such sum(s) being non-refundable), Dermal wishes to appoint DBJ as its exclusive licensee for the marketing, promotion and sale of the Products within the Territory (as defined below) and DBJ wishes to promote and sell the Products on the terms of this Agreement.
1	DEFINITIONS
1.1	The definitions and rules of interpretation in this clause 1 apply in this Agreement:
"Agreed Quality" shall have the meaning as defined in clause 7.10.
"Approved Facility" means the facility of Dermal at which Dermal manufactures the Products as at the Commencement Date and/or such other manufacturing facility of Dermal and/or of any of its subcontractors that is approved by the parties for the manufacture of the Products from time to time.
"Business Day" means a day (other than a Saturday, Sunday or public holiday in England) when banks in London are open for business.
"Commencement Date" means 26th November, 2015.
"Components of the Device" means the electronic components described in greater detail in Schedule 1 which have been developed and manufactured by Dermal under and in accordance with the Patents.
"Defect" or "Defective" shall mean the failure of any Product to conform to the Agreed Quality.
"Defective Claim" shall have the meaning as defined in clause 7.4.
"Exit Payment" means:

(a) a sum equal to [xxxxx] the EBIT valuation of DBJ where the EBIT valuation is determined using the latest approved set of audited accounts of  DBJ prior to the date of the notice of termination; or if lower
(b) such amount as the parties agree upon or as may be determined by the Expert following referral in accordance with clause 24.
"Expert" has the meaning given in clause 24.1.
"Full Launch Date" means the date within 3 months after the HPELD.
"Good Manufacturing Practice" means that degree of skill, care, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled, experienced and reputable manufacturer of consumer products engaged in the same type of undertaking as Dermal.
"Group" means in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company.
"HPELD" means the healthcare professional educational launch date being the beginning of the educational process area meetings which shall commence within 6 months of the grant of CE Mark and BSI Kite Mark (other such other date as the parties may agree in writing).
"Independent Adviser" shall have the meaning as defined in clause 7.7.
"Intellectual Property Rights" means all patents, rights to inventions, copyright and related rights, trade marks and services marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off and unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, including all applications for (and rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world.
"Minimum Quantity" means [xxxx] Components of the Device and [xxxxxx] Patches.
"Patches" means the reverse iontophoresis transdermal sensor pads described in greater detail in Schedule 1 which have been developed and manufactured by Dermal under and in accordance with the Patents.
"Patents" means those patents which are listed in Schedule 3, and any future patents filed to support the reverse Iontophoretic continuous glucose measurement device described herein. .
"Products" means jointly and severally the Components of the Device and the Patches.
"Replacement Shipment" shall have the meaning as defined in clause 7.5.
"Term" means the term of this Agreement, as determined in accordance with clause 14.
"Territory" means those territories set out in Schedule 2.

[xxxx] Confidential information has been omitted and filed confidentially with the Securities and Exchange Commission.

 "VAT" means value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement or additional tax.
2	INTERPRETATION
2.1	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.
2.2	A "person" includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns.
2.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.
2.4	A reference to a "company" shall include any company, corporation or other body corporate, wherever and however incorporated or established.
2.5	Words in the singular shall include the plural and vice versa.
2.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
2.7	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.
2.8	A reference to "writing" or "written" does not include email.
2.9	Any words following the terms "including", "include", "in particular", "for example" or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

3	APPOINTMENT
3.1	With effect from the Commencement Date and throughout the Term, Dermal appoints DBJ and grants DBJ the right to act as its exclusive licensee and distributor to import (as necessary), market, promote and distribute Products which have been manufactured by Dermal under and in accordance with the Patents in the Territory on and subject to the terms of this Agreement. For the avoidance of doubt: (i) nothing in this Agreement provides either party with any right, title or interest in respect of the other party's Intellectual Property Rights (whether in or relating to the Products or otherwise) other than the right granted to DBJ under this clause 3.1; (ii) so far as Dermal is aware, the Patents and all other Intellectual Property Rights of Dermal in or relating to the Products are valid and the exercise by DBJ of the right granted under this clause 3.1 will not infringe the rights of any person; and (iii) so far as DBJ is aware, all Intellectual Property Rights of DBJ that it will use in relation to the Products will be valid and the use by DBJ of any of its Intellectual Property Rights in relation to the Products will not infringe the rights of any person.
3.2	The parties acknowledge and agree that the clinical trials for the Products in the Territory are still in progress and the applications for the CE Mark and BSI Kite Mark in respect of the Products have yet to be submitted by Dermal. Nothing in this Agreement shall constitute any representation or warranty that any such trial shall be successfully completed and/or that any such applications shall be successful. In the event that:

3.2.1	such clinical trials are not successfully completed and/or any such application is not successful, then: (i) Dermal shall, if reasonably possible, use its reasonable endeavours to make such changes to the Products as are required for successful completion of the clinical trials and successful application for the CE Mark in respect of the Products and shall resubmit the resulting changed Products for clinical trials and re-apply for the CE Mark as soon as reasonably practicable thereafter; or (ii) if such changes are not reasonably possible or prove not to be reasonably possible despite the use of such reasonable endeavours for five years following the signing of this Agreement, this Agreement shall automatically terminate at the point in time that Dermal provides DBJ in writing with objective evidence reasonably substantiating that position; or
3.2.2	such clinical trials are completed and all such applications are successful, then Dermal shall ensure that: (i) DBJ is promptly provided with a copy of each UK and EU approval for the marketing of medical devices in accordance with the CE Mark and BSI Kite Mark (where appropriate) granted pursuant to such successful applications for type 1 and type 2 diabetes and blood sugar monitoring as approved by final Product claims; (ii) the Products have and shall continue throughout the Term to have the benefit of the UK and EU approvals for the marketing of medical devices in accordance with the CE Mark granted pursuant to such successful applications for type 1 and type 2 diabetes and blood sugar monitoring as approved by final Product claims; and (iii) DBJ is entitled and remains entitled throughout the Term to exclusively use the CE Mark and BSI Kite Mark (in the Territory) as required in the course of exercising the right granted to DBJ under clause 3.1, provided that in the event of any regulatory change occurring that necessitates any change being made to the Products which results in the need to resubmit the resulting changed Products for clinical trials and to re-apply for the CE Mark and BSI Kite Mark in respect of the resulting changed Products:
3.2.2.1	Dermal shall, if reasonably possible, use its reasonable endeavours to make such changes to the Products as are required for successful completion of the clinical trials and successful application for the CE Mark and BSI Kite Mark in respect of the resulting Products and shall resubmit the resulting changed Products for clinical trials and re-apply for the CE Mark and the BSI Kite Mark as soon as reasonably practicable thereafter; or
3.2.2.2	if such changes are not reasonably possible or prove not to be reasonably possible despite the use of such reasonable endeavours for five years following the signing of this Agreement, this Agreement shall automatically terminate at the point in time that Dermal provides DBJ in writing with objective evidence reasonably substantiating that position.
3.3	DBJ shall throughout the Term purchase the Products only from Dermal, and shall not throughout the Term distribute, promote or manufacture any goods (other than the Products) which provide for the transdermal monitoring of blood glucose levels using reverse iontophoresis technology.
3.4	DBJ shall throughout the Term refrain from making active sales of the Products to: (i) customers or end users outside the Territory; and/or (ii) to any other persons outside the Territory for onward sale to customers, end users or any other persons outside the Territory. For these purposes, active sales shall be understood to mean actively approaching or soliciting custom, including the following actions: (i) visits; (ii) direct mail; (iii) advertising in media, on the internet or other promotions, where such advertising or promotion is specifically targeted at customers, end users or any other persons outside the Territory; (iv) online advertisements and other such efforts addressed to or to be found specifically by customers, end users or any other persons outside the Territory; and (v) advertising or promotion in any form, or translation of DBJ's website into a language other than an official language of any territory forming part of the Territory, that DBJ would not reasonably carry out but for the likelihood that it will reach customers, end users or any other persons outside the Territory.

3.5	Dermal shall use its reasonable endeavours throughout the Term to monitor and prevent other distributors of the Products outside of the Territory from making direct sales of the Products into the Territory themselves or through third parties (in particular pharmaceutical and medical device wholesalers and pharmacy retail owners), including person to person and online sales of the Products in the Territory, and where Dermal becomes aware of any such activity it shall use its reasonable endeavours to ensure that such activity is promptly ceased.
3.6	Subject to clause 3.4, DBJ shall throughout the Term promote, sell and supply the Products directly to hospitals, doctors and other healthcare professionals, to wholesale pharmaceutical distributors, to healthcare providers (whether private or Government sponsored) and to patients and potential patients (or those connected to patients or potential patients) in the Territory.
3.7	DBJ shall not: (i) represent itself as an agent of Dermal for any purpose; (ii) pledge Dermal's credit; (iii) give any condition or warranty on Dermal's behalf; (iv) make any representation on Dermal's behalf; (v) commit Dermal to any contracts; or (vi) otherwise incur any liability for or on behalf of Dermal.
3.8	Dermal shall not: (i) represent itself as an agent of DBJ for any purpose; (ii) pledge DBJ's credit; (iii) give any condition or warranty on DBJ's behalf; (iv) make any representation on DBJ's behalf; (v) commit DBJ to any contracts; or (vi) otherwise incur any liability for or on behalf of DBJ.
3.9	DBJ shall not, without Dermal's prior written consent, make any promises or guarantees about the Products beyond those contained in the UK and EU approvals for the marketing of medical devices in accordance with the CE Mark granted pursuant to Dermal's applications (if successful) for type 1 and type 2 diabetes and blood sugar monitoring as approved by final Product claims (subject to any change thereto under clause 3.2).
4	SUPPLY OF PRODUCTS, FORECASTING & ORDERS
4.1	No later than 4 months prior to the HPELD in the Territory, DBJ shall provide Dermal with a non-binding written forecast of its estimated requirements of the Products for the next 12 forthcoming calendar months and shall update such forecasts on quarterly basis.
4.2	Dermal undertakes (subject to the parties' agreement of the applicable price for the Products under clause 8.3) to meet all orders for the Products forwarded to it by DBJ in accordance with this Agreement to the extent that the orders do not exceed the corresponding forecast or quarterly updated forecast (as applicable) for the Products given under clause 4.1. DBJ shall buy the Products for its own account for resale under this Agreement.

4.3	In the event that DBJ's requirements exceed the corresponding forecast or quarterly updated forecast (as applicable) Dermal shall, subject to its manufacturing capabilities, use its reasonable endeavours to meet these requirements.
4.4	The parties agree that, when DBJ places an order for the Products with Dermal, the order shall not be subject to any additional or supplemental terms and conditions imposed by Dermal. The Products are supplied subject to the terms of this Agreement.
4.5	Quarterly updated forecasts shall be accompanied by a purchase order for the Products.
4.6	DBJ's purchase orders for the Products shall be submitted in writing, and shall include:
4.6.1	the quantity of the Products to be purchased by DBJ; and
4.6.2	the requested delivery date(s) of the Products ordered, provided that the delivery date(s) shall be at least 120 days from the date of DBJ's purchase order and Dermal shall use its reasonable endeavours to meet such delivery date(s).
4.7	Subject to clauses 4.2 and 4.3, Dermal shall confirm in writing its receipt and acceptance (whether wholly or in part) of DBJ's purchase orders within 10 Business Days from receipt of the relevant purchase order from DBJ.
5	DBJ'S UNDERTAKINGS
5.1	DBJ undertakes and agrees with Dermal that at all times during the Term it will:
5.1.1	use its reasonable endeavours to promote, distribute and sell the Products in the Territory;
5.1.2	submit written reports at regular intervals to Dermal as agreed by the parties, showing details of sales, service stock, outstanding customer orders and orders placed by DBJ with Dermal that are still outstanding, and any other information relating to the performance of its obligations under this Agreement that Dermal may reasonably require from time to time;
5.1.3	maintain, on its own account, an inventory of the Products at levels which are appropriate and adequate for DBJ to meet customer delivery requirements for the Products throughout the Territory;
5.1.4	insure at its own cost with a reputable insurance company all stocks of the Products as are held by it against all risks which would normally be insured against by a prudent businessman to at least their full replacement value and produce to Dermal on demand full particulars of that insurance and the receipt for the then current premium; and
5.1.5	be responsible for advertising, promoting and distributing the Products in the Territory.
5.2	DBJ shall give Dermal written notice as soon as possible of all life-threatening, serious or unexpected adverse events or adverse experience or product reaction reports filed with any regulatory authority in relation to any of the Products and promptly supply Dermal with copies of these reports.

5.3	Dermal shall supply any available technical and clinical data, information and support that DBJ reasonably requests to assist with the marketing and promotion of the Products in the Territory and/or the discharging of DBJ's duties under this Agreement properly and efficiently.
5.4	The parties acknowledge and agree that all data and information (whether personal data or otherwise) generated from the use of the Products by all customers and end users who purchase Products from DBJ in the Territory shall belong to and be under the control and ownership of DBJ. Dermal shall have no right or entitlement to access, use or process any such data and information.
5.5	DBJ will create and provide the artwork for Product packaging and the Product information leaflet for Product packages, with all such artwork and information leaflets being subject to Dermal's prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) to ensure any regulatory requirements are met.
5.6	DBJ will (provided no such design or appearance in any way adversely effects or impacts on the Agreed Quality of the Products) create and provide its own design and the outward appearance of the DBJ range of devices using iontophoretic technology for glucose monitoring in the Territory using design studios or agents of its own choosing and at its own expense, with all such designs and outward appearances being subject to Dermal's prior written approval to ensure compliance with regulatory protocol, (such approval not to be unreasonably withheld, conditioned or delayed).
6	SPECIFICATIONS AND REGULATORY MATTERS
6.1	Dermal shall ensure that throughout the Term the Products comply with the specification contained in the UK and EU approvals for the marketing of medical devices in accordance with the CE Mark granted pursuant to Dermal's applications (if successful) for type 1 and type 2 diabetes and blood sugar monitoring as approved by final Product claims (subject to any change thereto under clause 3.2).
6.2	The parties agree that the Products shall be trialled in the UK from HPELD. From HPELD up to the Full Launch Date the Products shall be sold for educational purposes only to qualified medical practitioners including GPs and diabetic specialist nurses.
6.3	The parties agree that Products will go on sale in the Territory from the Full Launch Date to the purchaser base described in clause 3.6 provided that Dermal have delivered the appropriate amount (in DBJ's reasonable opinion) of marketable glucose monitoring devices and sensor patches to DBJ, which allows the promotion and distribution of the Product to insulin dependent diabetics.
6.4	For the 24-month period commencing with the Full Launch Date and for each successive 24-month period thereafter throughout the Term, DBJ shall ensure that it purchases the Minimum Quantity.
6.5	Subject to clause 6.6, Dermal may give notice in writing to DBJ immediately down-grading its exclusive distributor appointment under clause 3.1 to non-exclusive if DBJ fails in any applicable 24-month period to purchase the Minimum Quantity for that Year.
6.6	For the purposes of clause 6.5 only, if in any applicable 24-month period DBJ fails to purchase the Minimum Quantity, it may carry forward any excess purchases over the Minimum Quantity made in the previous 24-month period to make up the difference between the actual quantity purchased and the Minimum Quantity.

6.7	Each party shall at its own expense comply with all laws and regulations relating to its activities under this Agreement, as they may change from time to time, and with any conditions binding on it in any applicable licences, registrations, permits and approvals.
6.8	DBJ shall:
6.8.1	be responsible for obtaining any necessary import licences or permits required for the importation and entry of the Products into any part of the Territory;
6.8.2	be responsible for any customs duties, clearance charges, taxes, brokers' fees and other amounts payable in connection with the importation and entry of the Products into any part of the Territory; and
6.8.3	give Dermal as much advance notice as possible of any prospective or actual changes in laws and regulations applicable to the promotion and marketing of the Products in the Territory.
6.9	DBJ warrants to Dermal that (to the extent not already known by or to Dermal) it has informed Dermal of all laws and regulations affecting the manufacture, sale, packaging and labelling of the Products which are in force within the Territory or any part of it ("Local Regulations") at the Commencement Date. Dermal, in turn, warrants to DBJ that the Products comply with the Local Regulations in force at the Commencement Date. Each party shall give to the other party (to the extent not already known by or to the other party) as much advance notice as reasonably possible of any prospective changes in the Local Regulations and, on giving or receiving any such notification (as applicable), Dermal shall, if reasonably possible, use its reasonable endeavours to make such changes to the Products as are required to ensure that the Products comply with such changes in the Local Regulations by the date of implementation of such changes or as soon as is reasonably possible afterwards.
7	TITLE, RISK, SHIPMENT, DELIVERY AND ACCEPTANCE
7.1	Ownership of and title in the Products shall pass to DBJ immediately upon receipt by Dermal of payment in full and cleared funds from DBJ for the Products.
7.2	Dermal shall deliver the Products to a DBJ nominated wholesale warehouse as directed by DBJ in accordance with DDP as defined in INCOTERMS 2010. DBJ shall be entitled to insist that Patches and Components of the Device are delivered to the same location or to different locations.
7.3	DBJ shall perform a routine visual inspection of all delivered Products and release the Products to market in the Territory.
7.4	Any claims with respect hidden or latent Defects in a Product shall be submitted by DBJ to Dermal detailing the Defect in writing within 30 days from the date that DBJ becomes aware of the Defect ("Defective Claim").
7.5	Upon receipt of a Defective Claim, Dermal shall replace the Defective Product(s) with the same Product which meets the Agreed Quality as soon as possible, which in any event shall be within 45 business days from receiving a claim in respect of a Defective Product ("Replacement Shipment").

7.6	Dermal shall supply all Replacement Shipments at its own expense to the same location(s) as per the original defective shipment.
7.7	In the event the parties dispute whether a Product is Defective, the parties shall endeavour to settle such a dispute amicably and in good faith. In the event that the parties fail to reach an agreement within 4 weeks after deemed delivery of the notice of the Defective Claim to Dermal, a sample of the Defective Products shall be sent to an independent testing laboratory, as agreed by the parties, ("Independent Adviser") for independent determination. The decision of the independent testing laboratory shall be binding on both parties. Any cost resulting from such tests shall be borne by the party with whom the results of such tests proved to be incorrect.
7.8	If the Independent Adviser concludes that the Product(s) are Defective, Dermal shall at DBJ's option either provide a Replacement Shipment or reimburse DBJ, within 30 days of receiving the decision of the Independent Adviser, the full price paid by DBJ for the Defective Products. DBJ shall, at Dermal's expense and option, either return the Defective Products to Dermal or destroy the Defective Products.
7.9	In the event that the Independent Adviser concludes that the Product(s) are not Defective DBJ shall pay for the cost of any Replacement Shipment, if any was provided, within 30 days of receiving the decision of the Independent Adviser.
7.10	Dermal warrants and represents that:
7.10.1	in respect of the Patches, each delivery of Patches shall consist of a pack of Patches to provide 28 days of patient care;
7.10.2	in respect of each delivery of the Patches and the Components of the Device, at least ninety-five percent (95%) of the Patches and the Components of the Device contained within that delivery shall have at least 1 year of their specified shelf life remaining from the date of delivery;
7.10.3	the Products have been manufactured and packed only in an Approved Facility and in accordance with the current Good Manufacturing Practice;
7.10.4	the Products shall at the time of delivery and throughout their respective shelf-lives comply with the requirements of the specification referred to in clause 6.1 and with any approved labelling and packaging requirements, the certificate of analysis and all applicable laws and regulations in force from time to time; and
7.10.5	the Products shall at the time of delivery and throughout their respective shelf-lives be of good and saleable quality, herein collectively referred to as the "Agreed Quality".
7.11	Dermal shall at its cost: (i) conduct ongoing post registration stability studies in accordance with applicable laws and regulations; and (ii) use its reasonable endeavours to conduct ongoing post registration stability studies each year as may be further required by the then current Good Manufacturing Practice guidelines and/or from time to time on or in relation to the Patches, including continuing stability studies which may be specifically requested for DBJ production batches during the period of manufacture. Dermal shall provide the result of these studies to DBJ on request and the studies must be able to demonstrate that the Products meet the Agreed Quality standards. The studies will endeavour to provide at least 2 years' worth of stability data or, if the Agreement has been in force less than 2 years, the total available stability data from the Commencement Date to the date of the request by DBJ.

7.12	Dermal shall at DBJ's cost conduct all routine product quality reviews for the Product required by applicable laws and regulations and provide DBJ with such reports for use for purposes of this Agreement.
7.13	Dermal shall provide DBJ together with each shipment of Products with laboratory test results for such Products (certificate of analysis), showing the Products' conformance with the Agreed Quality.
7.14	Either Party shall advise the other Party promptly as soon as it becomes aware that a Product may have any deficiencies or may cause or have caused any deaths, personal injuries or health risks.
7.15	Dermal shall not deliver Product which is not manufactured at an Approved Facility.
7.16	During the Term DBJ is entitled upon reasonable prior written notice and with reasonable frequency to visit Dermal and carry out reasonable audits at any Approved Facility of Dermal and/or any of its subcontractors, provided that Dermal cannot guarantee such access for such purposes to any Approved Facility of any of Dermal's subcontractors and in any such circumstances shall use its reasonable endeavours to afford DBJ such access as is reasonably possible to such Approved Facility, to verify Dermal's compliance with this Agreement. Such visits shall be arranged during normal working hours within 4 weeks from the date of DBJ's notice. For the purposes of any such audit, Dermal undertakes to co-operate in good faith with DBJ and provide DBJ with such information and documentation relating to the Product and the manufacture thereof, which DBJ may reasonably request.
7.17	Should DBJ (as a result of any audit carried out pursuant to clause 7.16) reasonably determine that an Approved Facility does not meet quality requirements set forth in applicable laws andregulations, DBJ shall be entitled to serve a written notice on Dermal and Dermal shall as soon as reasonably possible from the date of the said notice rectify the issues identified by DBJ and ensure that the quality requirements are met and continue thereafter to be achieved.
8	PRICES & PAYMENT
8.1	Subject to clause 8.3, the price to be paid by DBJ to Dermal for the Patches is to be calculated as set out in Schedule 4.

8.2	Subject to clause 8.3, the price to be paid by DBJ to Dermal for the Components of the Device will be a transparent invoiced cost as set out in Schedule 4 plus an evidenced delivery charge.
8.3	The prices for the Products shall be reviewed:
8.3.1	on each anniversary of the Commencement Date by the parties when they shall meet in good faith to discuss price reviews and the price(s) of the Products may be varied on the agreement of the parties (such agreement not to be unreasonably withheld, conditioned or delayed); or
8.3.2	if any applicable laws and/or regulations is or are passed which has or have (or is likely to have) the effect of increasing or decreasing the ultimate retail price of the Products whether purchased by the NHS or private individuals or clinics, in which case the parties shall meet in good faith to discuss the impact of such laws and/or regulations on the price of the Products and the price(s) of the Products may be varied on the agreement of the parties (such agreement not to be unreasonably withheld, conditioned or delayed).
Where the parties agree a change to the price of either the Components of the Device or the Patches as permitted in accordance with this clause 8.3, the price shall be reviewed with a pricing transparency mechanism using evidenced cost prices. When the parties agree to a revised price this shall be documented in writing and the revised price shall commence from the date agreed by the parties. Where no agreement is reached between the parties, the price of the Products shall remain as it was until such time as the matter is resolved by an Expert in accordance with clause 24, at which point depending upon what the Expert decides in terms of price revision(s) (if any) and the date from such revision(s) should have taken effect) such price revision(s) shall be deemed to have applied from such date and appropriate reimbursement shall be promptly made by the relevant party to the other party in accordance with the Expert's determination and this clause 8.
8.4	DBJ shall pay the full amount invoiced to it by Dermal in GBP Sterling within 30 calendar days of the month end in which the invoice is dated and Product delivered.
8.5	All sums payable under this Agreement, or otherwise payable by any party to any other party under this Agreement are exclusive of any VAT chargeable on the supplies for which such sums (or any part of them) are the whole or part of the consideration for VAT purposes.
8.6	If a party fails to make any payment due to the other party under this Agreement by the due date for payment, then the defaulting party shall pay interest on the overdue amount at the rate of 4% per annum above The Bank of England's base rate from time to time. In relation to payments disputed in good faith, interest under this clause 8.6 is payable only after the dispute is resolved, on sums found or agreed to be due, from the due date until payment.
9	LIMITATION OF LIABILITY
9.1	Nothing in this Agreement shall limit or exclude either party's liability for:
9.1.1	death or personal injury caused by its negligence, or the negligence of its employees, agents or subcontractors (as applicable);
9.1.2	fraud or fraudulent misrepresentation; and
9.1.3	any matter in respect of which it would be unlawful to exclude or restrict liability.
9.2	Subject to clause 9.1:
9.2.1	neither party shall under any circumstances be liable to the other party, whether in contract, tort (including negligence), breach of statutory duty or otherwise, for any indirect or consequential loss or damage (including loss of profits, business, contracts, revenue, goodwill, reputation and/or anticipated savings); and

9.2.2	each party's total liability to the other party in respect of any direct loss and/or damage arising under or in connection with this Agreement, whether in contract, tort (including negligence), breach of statutory duty or otherwise, shall be limited to the actual proceeds received by the liable party under its relevant insurance policy or policies in respect of the liability in question.
10	FREEDOM TO CONTRACT
10.1	The parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this Agreement, including the right, power and authority for Dermal to appoint DBJ and grant DBJ the right to act as its exclusive distributor under clause 3.1.
11	PRODUCT LIABILITY AND INSURANCE
11.1	Dermal shall indemnify and keep DBJ indemnified against any and all damages, losses, costs, expenses and liability incurred by DBJ in respect of damage to property, death or personal injury arising from any fault or defect in the Products for which Dermal is liable and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability ("Dermal Relevant Claim"), except to the extent the liability arises as a result of the action or omission of DBJ.
11.2	DBJ shall, as soon as it becomes aware of a matter which may result in a Dermal Relevant Claim:
11.2.1	give Dermal written notice of the details of the matter;
11.2.2	give Dermal access to and allow copies to be taken of any materials, records or documents as Dermal may require to take action under clause 11.2.3;
11.2.3	allow Dermal the exclusive conduct of any proceedings and take any action that Dermal requires to defend or resist the matter, including using professional advisers nominated by Dermal; and
11.2.4	not admit liability or settle the matter without Dermal's written consent.
11.3	During the Term, Dermal shall maintain product liability insurance with a reputable insurer of no less than £1 million for any one occurrence and no less than £10 million in total in any one year for any and all liability (however arising) for a claim that the Products are faulty or defective. Dermal shall provide a copy of the insurance policy and proof of payment of the current premium to DBJ on request.
11.4	DBJ shall indemnify and keep Dermal indemnified against any and all damages, losses, costs, expenses and liability incurred by Dermal in respect of damage to property, death or personal injury arising from any fault or defect in the Products for which DBJ is liable and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability ("DBJ Relevant Claim"), except to the extent the liability arises as a result of the action or omission of Dermal.

11.5	Dermal shall, as soon as it becomes aware of a matter which may result in a DBJ Relevant Claim:
11.5.1	give DBJ written notice of the details of the matter;
11.5.2	give DBJ access to and allow copies to be taken of any materials, records or documents as Dermal may require to take action under clause 11.5.3;
11.5.3	allow DBJ the exclusive conduct of any proceedings and take any action that DBJ requires to defend or resist the matter, including using professional advisers nominated by DBJ; and
11.5.4	not admit liability or settle the matter without DBJ's written consent.
11.6	During the Term, DBJ shall maintain product liability insurance with a reputable insurer of no less than £1 million for any one occurrence and no less than £10 million in total in any one year for any and all liability (however arising) for a claim that the Products are faulty or defective. DBJ shall provide a copy of the insurance policy and proof of payment of the current premium to DBJ on request.
11.7	DBJ undertakes to maintain appropriate, up-to-date and accurate records to enable the immediate recall of any Products or batches of Products from the retail or wholesale markets. These records shall include records of deliveries to customers (including batch numbers, delivery date, name and address of customer, telephone number, fax number and email address).
11.8	DBJ shall, at Dermal's cost, give any assistance that Dermal shall reasonably require to recall, as a matter of urgency, Products from the retail or wholesale market.
12	CONFIDENTIALITY
12.1	Each party undertakes that it shall not at any time during this Agreement and for a period of 4 years after termination of this Agreement, disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other party except as provided by clause 12.2.
12.2	Each party may disclose the other party's confidential information:
12.2.1	to those of its employees, officers, representatives or advisers who need to know such information for the purpose of carrying out the party's obligations under this Agreement. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party's confidential information comply with this clause 12; and
12.2.2	as may be required by law, court order or any governmental or regulatory authority.
12.3	No party shall use any other party's confidential information for any purpose other than to perform its obligations under this Agreement.
13	FORCE MAJEURE
13.1	"Force Majeure Event" means any circumstance not within a party's reasonable control including, without limitation:

13.1.1	acts of God, flood, fire, explosion, drought, earthquake or other natural disaster;
13.1.2	terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;
13.1.3	collapse of buildings, fire, explosion or accident; and
13.1.4	interruption or failure of utility service.
13.2	Provided it has complied with clause 13.3, if a party is prevented, hindered or delayed in or from performing any of its obligations under this Agreement by a Force Majeure Event ("Affected Party"), the Affected Party shall not be in breach of this Agreement or otherwise liable for any such failure or delay in the performance of such obligations. The time for performance of such obligations shall be extended accordingly.
13.3	The Affected Party shall:
13.3.1	as soon as reasonably practicable after the start of the Force Majeure Event but no later than 5 Business Days from its start, notify the other party in writing of the Force Majeure Event, the date on which it started, its likely or potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the Agreement; and
13.3.2	use all reasonable endeavours to mitigate the effect of the Force Majeure Event on the performance of its obligations.
13.4	If the Force Majeure Event prevents, hinders or delays the Affected Party's performance of its obligations for a continuous period of more than 3 months the party not affected by the Force Majeure Event may terminate this Agreement by giving 10 Business Days' written notice to the Affected Party.
14	DURATION
14.1	This Agreement takes effect on the Commencement Date and, subject to earlier termination under clause 3.2, clause 6.9, clause 13.4 or clause 15.1, shall continue for an initial term of 5 years and thereafter until terminated by either party giving at least 12 months' prior written notice to expire on or after the expiry date of the initial term subject to clause 14.2.
14.2	Where this Agreement is terminated by either party under clause 15.1.1 or terminated on notice in accordance with clause 14.1, the parties agree that the terminating party shall pay on demand to the other party a sum equal to the Exit Payment. The parties confirm that the Exit Payment represents a genuine pre-estimate of the non-terminating party's loss and damage arising from such termination and shall not be construed as a penalty.
14.3	Nothing in this Agreement is intended to breach any legislation or guidance in relation to UK and EU competition law, specifically the Competition Act 1998 and the Treaty on the Functioning of the European Union Articles 101 and 102.

15	TERMINATION AND RIGHTS UPON TERMINATION
15.1	Without affecting any other rights that it may be entitled to, either party may give notice in writing to the other terminating this Agreement immediately if:
15.1.1	the other party commits a material breach of any term of this Agreement and (if such breach is remediable) fails to remedy that breach within a period of 30 days of being notified in writing to do so; or
15.1.2	an order is made or a resolution is passed for the dissolution or winding-up of the other party or an order is made for the appointment of an administrator to manage the affairs, business and property of the other party or such an administrator is appointed or documents are filed with the court for the appointment of an administrator or notice of intention to appoint an administrator is given by the other party or its trustees, officers, directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986), or a receiver and/or manager or administra-tive receiver is appointed in respect of all or any of the other party's assets or under-taking or circumstances arise which entitle the court or a creditor to appoint a receiver and/or manager or administrative receiver or which entitle the court to make a winding-up or bankruptcy order or the other party takes or suffers any similar or analogous action in consequence of debt.
15.2	Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this Agreement shall remain in full force and effect.
15.3	Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry.
15.4	On termination:
15.4.1	Dermal shall have the option to buy from DBJ any stocks of the Products at the same price DBJ paid for them. To exercise the option, Dermal must give notice to DBJ within 30 days of termination, stating the quantities of Products it wishes to buy. DBJ shall deliver such Products to Dermal within 30 days of receiving Dermal's notice, and Dermal shall pay for the Products in full within 30 days of their delivery. Dermal shall be responsible for the costs of packaging, insurance and carriage of the Products;
15.4.2	if Dermal chooses not to exercise its option to buy back the Products under clause 15.4.1, or purchases only part of DBJ's stocks of Products, DBJ may for a period of 12 months following termination of this Agreement sell and distribute any stocks of the Products that it may have in store or under its control at the time. At the end of this 12-month period DBJ shall promptly return all remaining stocks of the Products to Dermal at the expense of DBJ, or dispose of the stocks as Dermal directs;
15.4.3	if Dermal chooses to buy back the Products under clause 15.4.1, or when the 12-month period under clause 15.4.2 expires, DBJ shall at Dermal's option promptly destroy or return all samples, technical pamphlets, catalogues, advertising materials, specifications and other materials, documents or papers that relate to Dermal's business that DBJ may have in its possession or under its control (other than correspondence between the parties).

15.5	Subject to clause 15.4, all other rights of DBJ under this Agreement shall terminate on the termination date.
16	NOTICES
16.1	Any notice given to a party under or in connection with this Agreement shall be in writing and shall be:
16.1.1	delivered by hand or
16.1.2	by pre-paid first-class post (or airmail where the address is outside of the UK) or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case); or
16.1.3	sent by fax to its main fax number.
16.2	Any notice shall be deemed to have been received:
16.2.1	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address;
16.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service;
16.2.3	if sent by airmail, at 9.00am on the fifth Business Day after posting or at the time recorded by the delivery service; or
16.2.4	if sent by fax, at 9.00 am on the next Business Day after transmission.
16.3	This clause 16 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
17	ASSIGNMENT AND OTHER DEALINGS
17.1	This Agreement is personal to the parties and neither party shall (without the prior written consent of the other party) assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this Agreement.
18	MODIFICATION AND WAIVER
18.1	No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

18.2	No amendment or variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
19	SEVERABILITY
19.1	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible (or is not capable of modification because it is prohibited by UK or EU Competition Law) the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause 19.1 shall not affect the validity and enforceability of the rest of this Agreement.
19.2	If one party gives notice to the other of the possibility that any provision or part-provision of this Agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.
20	ENTIRE AGREEMENT
20.1	This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.
20.2	Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.
21	APPLICABLE LAW & VENUE
21.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
21.2	Subject to clause 7.7, clause 8.3 and clause 14.2, each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

22	ANTI-BRIBERY COMPLIANCE
22.1	Both parties shall:
22.1.1	comply with all applicable laws, statutes, regulations relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010; and
22.1.2	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK.
23	ADDITIONAL GENERAL TERMS
23.1	A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
23.2	Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.
23.3	Each party confirms it is acting on its own behalf and not for the benefit of any other person.
23.4	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
24	EXPERT
24.1	Where the parties disagree on the amount of the Exit Payment or the applicable price for the Products under clause 8.3, this dispute shall be referred to the Expert for determination. The Expert shall be an accountant with at least 10 years professional qualification experience and in particular with experience resolving valuation disputes of this nature. If the parties are unable to agree on an Expert or the terms of his appointment within seven days of either party serving details of a suggested expert on the other, either party shall then be entitled to request that the President of the Institute of Chartered Accountants of England & Wales appoint an Expert accountant of repute with experience resolving valuation disputes of this nature ("Expert").
24.2	The Expert is required to prepare a written decision including reasons and give notice (including a copy) of the decision to the parties within a maximum of 3 months of the matter being referred to the Expert.
24.3	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause 24 then:
24.3.1	either party may apply to the Institute of Chartered Accountants of England and Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and
24.3.2	this clause 24 shall apply to the new Expert as if he were the first Expert appointed.
24.4	All matters under this clause 24 must be conducted, and the Expert's decision shall be written, in the English language.
24.5	The parties are entitled to make submissions to the Expert and will provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.
24.6	To the extent not provided for by this clause 24, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of the determination as he considers just or appropriate including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

24.7	Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel and/or things as the other party may reasonably require to make a submission under this clause 24.
24.8	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the value of the Exit Payment or the applicable price for the Products under clause 8.3 (as applicable) which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him and/or his terms of reference. The Expert's written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud. The parties agree that the valuation amount set out in sub-clause (a) of the definition of Exit Payment shall, in the absence of any determination by the Expert to the contrary, be presumed to be a genuine estimate of the loss suffered by the non-terminating party.
24.9	Each party shall bear its own costs in relation to the reference to the Expert.
24.10	All matters concerning the process and result of the determination by the Expert shall be kept confidential among the parties and the Expert.

SCHEDULE 1
 THE PRODUCTS
The Products are as follows:
Components of the Device (i.e. any device using iontophoretic technology for glucose monitoring):
•	The electronic components of the device including the circuit board, and software applications required for use and Bluetooth transmission antennae and software;
•	The battery of the device;
•	All electronic and operative components to enable the device to function fully and effectively;
•	All components required for the receipt and transmission of data from smart devices and mobile devices;
•	All other necessary hardware and software require for full and effective operation of the device;
•	All of the above ready for assembly into the watch casing.
Patches:
•	The reverse iontophoresis sensor pads for use with any device(s) using iontophoretic technology for glucose monitoring.

SCHEDULE 2
 TERRITORY
1.1	United Kingdom;
1.2	Channel Islands;
1.3	Isle of Man; and
1.4	Republic of Ireland

SCHEDULE 3
 THE PATENTS
Internal Standard concept - elimination of need for 'routine' finger-prick calibration

Country	Publication Number	Priority Date	Date granted	Title	Expiry Date
Europe	WO 03/000340	22/06/2001	Mar-13	Method for non-invasively determining the relative levels of Two Biological Substances	21/06/2021

Patches for Reverse Iontophoresis - Platform for non-invasive continuous analyte monitoring - IP covering core technology - device

Country	Publication Number	Priority Date	Date granted	Title	Expiry Date
Europe	977280.6	30/06/2008	18-May-12	Patches for Reverse Iontophoresis	29/06/2028

Algorithm to determine the concentration of an analyte - IP relating to broad  algorithm method

Country	Publication Number	Priority Date	Date granted	Title	Expiry Date
UK	1208950.4	21/05/2012	pending	Cummulative Measurement of an analyte	20/05/2032
PCT, and all subsequent national filings	PCT/GB2013/051322	21/05/2012	pending	Cummulative Measurement of an analyte	20/05/2032

SCHEDULE 4
 PRICES

Description	Units	Price
Patches	1 finished pack equal to 28 days monitoring requirements for the patients blood sugar at no less than 30 minute internals during a 12 hour period.	[xxxx] 28 day pack.
Components of the Device	The electronic components of the device including the circuit board, and software applications required for use and Bluetooth transmission antennae and software	At evidenced cost price
	The battery of the device	At evidenced cost price
	All electronic and operative components to enable the device to function fully and effectively	At evidenced cost price
	All components required for the receipt and transmission of data from smart devices and mobile devices	At evidenced cost price
	All other necessary hardware and software require for full and effective operation	At evidenced cost price
	All of the above ready for assembly into the watch casing.	At evidenced cost price

[xxxx] Confidential information has been omitted and filed confidentially with the Securities and Exchange Commission.

SIGNED by DR FAZ CHOWDHURY for and on behalf of DERMAL DIAGNOSTICS LIMITED	) )
/s/ Dr. D Faz Chowdhury DR D F CHOWDHURY

SIGNED by DR DALLAS JOHN BURSTON for and on behalf of DALLAS BURSTON PHARMA (JERSEY) LIMITED	) )
/s/ Dr. Dallas John Burston DR DALLAS JOHN BURSTON